EXHIBIT 10.1

Amended and Restated Credit Agreement

Dated as of March 31, 2011,

among

GFA Brands, Inc.,
as the Borrower

Smart Balance, Inc.,
as the Parent and a Guarantor

The other Guarantors from time to time parties hereto,

the Lenders from time to time parties hereto,

and

Bank of Montreal,
as Administrative Agent

BMO Capital Markets, as Sole Lead Arranger and Sole Book Runner
General Electric Capital Corporation, as Syndication Agent
Union Bank, N.A., as Syndication Agent
Siemens Financial Services, Inc., as Documentation Agent
Fifth Third Bank, as Documentation Agent

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-ii-

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Section 12.	The Guaranties	79

Section 12.1.	The Guaranties	78
Section 12.2.	Guarantee Unconditional	79
Section 12.3.	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances	80
Section 12.4.	Subrogation	81
Section 12.5.	Waivers	81
Section 12.6.	Limit on Recovery	81
Section 12.7.	Stay of Acceleration	81
Section 12.8.	Benefit to Guarantors	81
Section 12.9.	Guarantor Covenants	81

Section 13.	Miscellaneous	82

Section 13.1.	Withholding Taxes	81
Section 13.2.	No Waiver, Cumulative Remedies	83
Section 13.3.	Non-Business Days	83
Section 13.4.	Documentary Taxes	83
Section 13.5.	Survival of Representations	83
Section 13.6.	Survival of Indemnities	84
Section 13.7.	Sharing of Set-Off	84
Section 13.8.	Notices	84
Section 13.9.	Counterparts	85
Section 13.10.	Successors and Assigns	85
Section 13.11.	Participants	85
Section 13.12.	Assignments	86
Section 13.13.	Amendments	88
Section 13.14.	Headings	89
Section 13.15.	Costs and Expenses; Indemnification	89
Section 13.16.	Set-off	90
Section 13.17.	Entire Agreement	91
Section 13.18.	Governing Law	91
Section 13.19.	Severability of Provisions	91
Section 13.20.	Excess Interest	91
Section 13.21.	Construction	92
Section 13.22.	Lender’s and L/C Issuer’s Obligations Several	92
Section 13.23.	Submission to Jurisdiction; Waiver of Jury Trial	92
Section 13.24.	USA Patriot Act	92
Section 13.25.	Confidentiality	93
Section 13.26.	Amendment and Restatement	93

Signature Page		S-1

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Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Term Note
Exhibit D-2	—	Revolving Note
Exhibit D-3	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Additional Guarantor Supplement
Exhibit G	—	Assignment and Acceptance
Exhibit H	—	Increase Request
Schedule 5.1		Material Contracts
Schedule 6.2	—	Subsidiaries
Schedule 6.12	—	Taxes

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Amended and Restated Credit Agreement

This Amended and Restated Credit Agreement is entered into as of March 31, 2011, by and among GFA Brands, Inc., a Delaware corporation (the “Borrower”), Smart Balance, Inc., a Delaware corporation (the “Parent”), as a Guarantor, and the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

The parties hereto have previously entered into that certain Credit Agreement dated as of November 4, 2009 (as amended, modified or supplemented prior to the date hereof, the “Original Credit Agreement”).

The Borrower has requested, and the Lenders have agreed to enter into this Agreement to, among other things, amend and restate the Original Credit Agreement in its entirety, without constituting a novation of the obligations, liabilities and indebtedness of the Borrower thereunder, in the terms and subject to the conditions contained herein.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Credit Agreement as follows:

Section 1.            The Credit Facilities.

Section 1.1.   Term Loan Commitments.  (a) Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, including, without limitation, satisfaction of conditions precedent in Section 7 hereof, severally agrees to make a loan (individually a “Term Loan” and collectively for all the Lenders the “Term Loans”) in U.S. Dollars to the Borrower in the amount of such Lender’s Term Loan Commitment.  The Term Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Term Loan Percentages, at which time the Term Loan Commitments shall expire.  As provided in Section 1.6(a) hereof, the Borrower may elect that the Term Loans be outstanding as Base Rate Loans or Eurodollar Loans.  No amount repaid or prepaid on any Term Loan may be borrowed again.

Section 1.2.     Revolving Credit Commitments.  Subject to the terms and conditions hereof, including, without limitation, satisfaction of conditions precedent in Section 7 hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions or increases thereof pursuant to the terms hereof, before the Revolving Credit Termination Date.  The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time.  Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages.  As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans.  Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.3.     Letters of Credit.  (a) General Terms.  Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of the Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit.  Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b)Applications.  At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Revolving Credit Termination Date, in an aggregate face amount not to exceed the L/C Sublimit as in effect from time to time, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”).  Notwithstanding anything contained in any Application to the contrary:  (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.9 or Section 1.15 hereof, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin for Reimbursement Obligations plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed).  If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Administrative Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date:  (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit.  The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.3.  Notwithstanding anything contained herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if a default of any Lender’s obligations to fund under Section 1.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements with the Borrower or such Lender satisfactory to the L/C Issuer to eliminate the L/C Issuer’s risk with respect to such Lender.

(c)The Reimbursement Obligations.  Subject to Section 1.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 2:00 p.m. (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois, or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds).  If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(e) below.

(d)Obligations Absolute.  The Borrower’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer ’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)The Participating Interests.  Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer.  Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to:  (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day.  Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder.  The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender (other than by way of an assignment by any such Lender in accordance with the terms hereof), and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)Indemnification.  The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it.  The obligations of the Participating Lenders under this Section 1.3(f) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g)Manner of Requesting a Letter of Credit.  The Borrower shall provide at least two (2) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement.  The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h)Replacement of the L/C Issuer.  The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer.  The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer.  From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer ” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuer s, as the context shall require.  After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 1.4.    Applicable Interest Rates.  (a) Base Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Base Rate” means, for any day, the rate per annum equal to the greatest of:  (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%.  As used herein, the term “LIBOR Quoted Rate” means, for any day, the greater of (i) 1.50% and (ii) the rate per annum equal to the quotient of (x) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (y) one (1) minus the Eurodollar Reserve Percentage.

(b)Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin for Eurodollar Loans plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(c)Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5.    Minimum Borrowing Amounts; Maximum Eurodollar Loans.  Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $500,000.  Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000 (or, in the case of Revolving Loans, $500,000 or such greater amount which is an integral multiple of $100,000).  Without the Administrative Agent’s consent, there shall not be more than six (6) Borrowings for Revolving Loans and six (6) Borrowings for Term Loans which are Eurodollar Loans outstanding hereunder at any one time.

Section 1.6.  Manner of Borrowing Loans and Designating Applicable Interest Rates.  (a) Notice to the Administrative Agent.  The Borrower shall give notice to the Administrative Agent by no later than 11:00 a.m. (Chicago time), which notice may be by telephone (as more particularly described below):  (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans.  The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing.  Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows:  (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower.  The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent.  Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 11:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion.  All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  Upon notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to the Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists.  The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)Notice to the Lenders.  The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)Borrower’s Failure to Notify.  If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.  In the event the Borrower fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Swing Line Lender, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)Disbursement of Loans.  Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate).  The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.

(e)Administrative Agent Reliance on Lender Funding.  Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to:  (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.7.    Swing Loans.  (a) Generally.  Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit.  Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date.  Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $100,000.

(b)Interest on Swing Loans.  Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to, at the Borrower’s option, either (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed).  Interest on each Swing Loan shall be due and payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)Requests for Swing Loans.  The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor.  The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrower.  After receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”).  The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance.  If the Borrower does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect.  Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Borrower shall be deposited or otherwise wire transferred to the Borrower’s Designated Disbursement Account or as the Borrower, the Administrative Agent, and the Swing Line Lender may otherwise agree.  Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(d)Refunding Loans.  In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given.  Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender), in immediately available funds, at the Administrative Agent’s office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given.  The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e)Participations.  If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.7(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans.  Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan.  The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender, or any other Person whatsoever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender (other than by way of an assignment by any such Lender in accordance with the terms hereof), and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

Section 1.8.    Maturity of Loans.  (a) Scheduled Payments of Term Loans.  The Borrower shall make principal payments on the Term Loans in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending June 30, 2011, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column A Payment Date	Column B Scheduled Principal Payment on Term Loans
06/30/11	$1,000,000
09/30/11	$1,500,000
12/31/11	$1,500,000
03/31/12	$1,000,000
06/30/12	$1,000,000
09/30/12	$1,500,000
12/31/12	$1,500,000
03/31/13	$1,000,000
06/30/13	$1,000,000
09/30/13	$1,500,000
12/31/13	$1,500,000
03/31/14	$1,000,000
06/30/14	$1,000,000
09/30/14	$1,500,000
12/31/14	$1,500,000
03/31/15	$1,000,000
06/30/15	$1,000,000
09/30/15	$1,500,000

, it being agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loans shall be due and payable on November 4, 2015 the final maturity thereof.  Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.

(b)Revolving Loans.  Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

(c)Swing Loans.  Each Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

Section 1.9.   Prepayments.  (a) Optional.  The Borrower may prepay in whole or in part (but, if in part, then:  (i) if such Borrowing is of Base Rate Loans, in an amount not less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $1,000,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Sections 1.5 and 1.7 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof.

(b)Mandatory.  (i) If the Borrower or any Guarantor shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Guarantor in respect thereof) and, promptly upon receipt by the Borrower or such Guarantor of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Default or Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents or to the extent not so repaired or replaced, apply such Net Cash Proceeds to promptly prepay such Obligations, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions or Events of Loss during any fiscal year of the Borrower not exceeding $250,000 (the “Threshold Amount”) in the aggregate so long as no Default or Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default or Event of Default then exists, if the Borrower states in its notice of such event that the Borrower or the relevant Guarantor intends to reinvest, within 180 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition or other assets useful in the Borrower’s or such Guarantor’s business, then the Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets within such 180-day period.  Promptly after the end of such 180-day period, the Borrower shall notify the Administrative Agent whether the Borrower or such Guarantor has reinvested such Net Cash Proceeds in such similar or other useful assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested, provided, that if at the end of such 180-day period such Net Cash Proceeds are contractually committed to be reinvested, the Borrowers shall prepay any such Net Cash Proceeds in excess of the Threshold Amount upon the earlier of (i) termination of such commitment and (ii) if such amount is not so expended, the first day following the date such amount was contractually committed to be expended, but in any event not later than the date 360 days following the applicable Disposition.  The amount of each such prepayment shall be applied, first to the outstanding Term Loans in the manner set forth in Section 1.9(c) hereof until paid in full and then to the Revolving Credit.  If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent (or its agent) and held by it in the Collateral Account.  So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property or in any permitted reinvestment.

(ii)If after the Closing Date the Borrower or any Guarantor shall issue new equity securities (whether common or preferred stock or otherwise), other than (A) any sales or issuances of equity securities to the Borrower or any Guarantor, or (B) equity securities of the Parent issued in connection with the exercise of employee stock options that do not give rise to Net Cash Proceeds in excess of $5,000,000 in the aggregate, or (C) restricted stock or restricted stock units issued in connection with the Stock Plan, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Guarantor in respect thereof.  Promptly upon receipt by the Borrower or such Guarantor of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to the Equity Issuance Prepayment Percentage of the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied first to the outstanding Term Loans in the manner set forth in Section 1.9(c) hereof until paid in full and then to the Revolving Credit.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.11 (Maintenance of Subsidiaries) or Section 9.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iii)If after the Closing Date the Borrower or any Guarantor shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7(a)-(n) hereof, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Guarantor in respect thereof.  Promptly upon receipt by the Borrower or such Guarantor of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied first to the outstanding Term Loans in the manner set forth in Section 1.9(c) hereof until paid in full and then to the Revolving Credit.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

(iv)Within 100 days after the end of each fiscal year of the Borrower (commencing with fiscal year ending December 31, 2011), the Borrower shall prepay the Obligations by an amount equal to (x) the Excess Cash Flow Prepayment Percentage of Excess Cash Flow of the Parent, the Borrower and its Subsidiaries for the most recently completed fiscal year of the Borrower minus (y) the aggregate principal amount of Term Loans voluntarily prepaid by the Borrower pursuant to Section 1.9(a) during such fiscal year (excluding the aggregate principal amount of any such voluntary prepayments made with the proceeds of incurrences of Indebtedness for Borrowed Money).  The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Credit.

(v)The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.13 hereof or otherwise, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(vi)Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.12 hereof.  Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(c)Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.  No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, (i) any mandatory prepayment shall be applied to the remaining amortization payments on the relevant Loans on a ratable basis among all such remaining amortization payments based on the principal amounts thereof; provided, however, that the Borrower may elect, in its sole discretion, to apply any such prepayment to any principal payments due in the two calendar quarters immediately succeeding the date such prepayment is made in order of maturity prior to the application of the same to the remaining amortization payments on a ratable basis; and (ii) any voluntary prepayment shall be applied in the manner determined by the Borrower in its sole discretion.

Section 1.10.    Default Rate.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a)for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(b)for any Eurodollar Loan or any Swing Loan bearing interest at the Administrative Agent’s Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.3 with respect to such Reimbursement Obligation; and

(d)for any Letter of Credit, the sum of 2.0% plus the Applicable Margin for Letter of Credit Fee due under Section 2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower.  While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.11.    Evidence of Indebtedness.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)The entries set forth in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded and in the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term Loan and referred to herein as a “Term Note”), D-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or D-3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term Notes, Revolving Notes, and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Term Loan, Commitment, or Swing Line Sublimit, as applicable.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.12.    Funding Indemnity.  If any Lender shall incur any loss, cost or expense (excluding any loss of anticipated profits, but including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b)any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan on the date specified in a notice given pursuant to Section 1.6(a) or 1.7 hereof,

(c)any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d)any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, promptly upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 1.13. Commitment Terminations.  (a) Optional Revolving Credit Terminations.  The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding.  Any termination of the Revolving Credit Commitments below the L/C Sublimit or the Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount.  The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b)Any termination of the Commitments pursuant to this Section 1.13 may not be reinstated.

Section 1.14.    Substitution of Lenders.  In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender (x) is then a Defaulting Lender or (y) is a Subsidiary of a Person who has been deemed insolvent or becomes the subject of a public bankruptcy or insolvency proceeding or a receiver or conservator has been publicly appointed for any such Person or (z) has made a public statement to the effect that it does not intend to comply with its funding obligations or has defaulted in its funding obligations generally under other syndicated credit facilities and such defaults are continuing, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.12 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 1.15.    Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Commitments, an extension of the maturity date of such Lender’s Loans or other Obligations without such Lender’s consent or any other amendment which disproportionately and adversely impacts such Lender more adversely than other Lenders without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding; (c) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating any commitment fee payable to Lenders pursuant to Section 2.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.1 with respect to such Defaulting Lender’s Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender (and any Letter of Credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the L/C Issuer for its use and benefit); (d) the utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender; and (e) if so requested by the L/C Issuer or the Swing Line Lender at any time during the Defaulting Lender Period with respect to such Defaulting Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Percentage of L/C Obligations or Swing Loans, as applicable, then outstanding (to be, held by the Administrative Agent as set forth in Section 9.4 hereof).  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 1.15, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.15.  The rights and remedies against a Defaulting Lender under this Section 1.15 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 1.16.    Increase in Revolving Credit Commitments and Incremental Term Loan.  The Borrower may, on any Business Day prior to the date one year prior to the Revolving Credit Termination Date, with the written consent of the Administrative Agent (but without the consent of any Lender), which consent shall not be unreasonably withheld, increase the aggregate amount of the Revolving Credit Commitments and/or borrow one or more additional term loans (the “Incremental Term Loans”) by delivering an Increase Request substantially in the form attached hereto as Exhibit H or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase or the making of such term loan(s) (the “Increase”) identifying an additional Lender(s), which additional Lenders shall, in the case of an additional Lender providing a Revolving Credit Commitment, be reasonably acceptable to the Administrative Agent (or additional Revolving Credit Commitments or Incremental Term Loans, as applicable, to be provided by existing Lender(s)) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)) or Incremental Term Loans commitment (or additional amount of its Incremental Term Loans commitment(s)), as applicable; provided, however, that (i) the aggregate amount of all such Increases shall not exceed $50,000,000 without the written consent of the Required Lenders, (ii) any such Increase shall be in an amount not less than $5,000,000, (iii) no Default or Event of Default shall exist at the time of such request or as of the effective date of the Increase after giving effect to the Revolving Loans or Incremental Term Loans made pursuant to such Increase, (iv) the Borrower shall, after giving effect to the Revolving Loans or Incremental Term Loans made pursuant to such Increase, be in compliance, on a pro forma basis, with Section 8.23 hereof, and (v) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects at the time of such request and on the effective date of such Increase.  The effective date (the “Increase Date”) of the Increase shall be agreed upon by the Borrower and the Administrative Agent (such agreement not to be unreasonably withheld or delayed).  On the Increase Date, the additional Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans and/or make Incremental Term Loans, as applicable, in an amount sufficient such that after giving effect to such advance(s) or loan(s) and the prepayment of Loans by any Lender(s) whose commitment is not increased, each Lender shall have outstanding its Revolver Percentage of Revolving Loans or Term Loan Percentage of Incremental Term Loans, as applicable.  It shall be a condition to such effectiveness that if any Eurodollar Loans are outstanding under the Revolving Credit on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date (to the extent necessary to allocate such outstanding Eurodollar Loans in accordance with the Percentage of each Lender after giving effect to the related Increase) and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 1.12 hereof.  The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent relating to any Increase.  Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment or make Incremental Term Loans and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment or make Incremental Term Loans.  Notwithstanding the foregoing, the Borrower will use commercially reasonable efforts to seek funding for any requested Increase from the existing Lenders.

The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (b) Incremental Term Loans shall have an amortization schedule identical to, on a percentage basis, the then remaining amortization schedule for the then outstanding Term Loans, (c) all Incremental Term Loans shall mature on or after November 4, 2015, and (d) shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that, except as set forth above, (i) the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans and (ii) the interest rates applicable to the Incremental Term Loans shall be determined by the Borrower and the Lenders thereof.

Commitments in respect of Incremental Term Loans and increases in Revolving Credit Commitment shall become Commitments (or in the case of an increase in the Revolving Commitment to be provided by an existing Lender, and increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each additional Lender, if any, and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 1.16.

Section 2.           Fees.

Section 2.1.    Fees.  (a) Revolving Credit Commitment Fee.  The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin for Commitment Fee (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments.  Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)Letter of Credit Fees.  On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.3 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.375% of the face amount of (or of the increase in the face amount of) such Letter of Credit.  Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin for Letter of Credit Fee (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter.  In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c)Administrative Agent Fees.  The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated February 18, 2011, or as otherwise agreed to in writing between them.

(d)Audit Fees.  The Borrower shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one (1) such audit per calendar year.

Section 3.           Place and Application of Payments.

Section 3.1.    Place and Application of Payments.  All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) or L/C Issuer entitled thereto.  Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to:  (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after (x) acceleration or the final maturity of the Obligations or (y) termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)second, to the payment of the Swing Loans, both for principal and accrued but unpaid interest;

(c)third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d)fourth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and, to the extent such amount constitutes proceeds of Collateral, Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e)fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f)finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 3.2. Account Debit.  The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

Section 4.            Guaranties and Collateral.

Section 4.1.    Guaranties.  The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by the Parent and each direct and indirect Subsidiary of the Borrower pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each of the Parent and each such Subsidiary executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 12 hereof) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”); provided, however, that unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, a Foreign Subsidiary shall not be required to be a Guarantor hereunder to the extent providing such Guaranty would cause a material adverse effect on the Borrower’s federal income tax liability.

Section 4.2.    Collateral.  The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by (a) valid, perfected, and enforceable Liens on all issued and outstanding equity interests of the Borrower and its Subsidiaries and (b) valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Guarantor in all of their accounts, chattel paper, instruments, documents, general intangibles, letter-of-credit rights, supporting obligations, deposit accounts, investment property, inventory equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that unless otherwise required by the Administrative Agent or the Required Lenders during the existence of an Event of Default:  (i) Liens on local petty cash accounts maintained by the Borrower and the Guarantors in proximity to their operations need not be perfected provided that the total amount on deposit at any one time not so perfected shall not exceed $100,000 in the aggregate and Liens on payroll accounts maintained by the Borrower and the Guarantors need not be perfected provided the total amount on deposit at any time does not exceed at any time the then current amount of their payroll obligations, (ii) Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $250,000 in the aggregate, (iii) Liens on the Voting Equity of a Foreign Subsidiary which, if granted, would cause a material adverse effect on the Borrower’s federal income tax liability shall be limited to 66% of the total outstanding Voting Equity of such Foreign Subsidiary, (iv) Liens on equipment located at facilities owned or maintained by the Borrower’s co-packers shall not be perfected to the extent that the book value of any such individual item of equipment does not exceed $50,000 and the book value of all such equipment does not exceed $1,000,000 in the aggregate, and (v) except as otherwise required by Section 8.27 hereof, Liens will not be granted on patents, patent licenses, trademarks, trademark licenses and other intellectual property in each case registered in jurisdictions outside the United States of America.  To the extent that the exceptions set forth in clauses (i), (ii), (iii) or (iv) of the preceding sentence cease to apply as a result of the occurrence of a Default or Event of Default, such exceptions shall again be available to the Borrower and the Guarantors when such Default or Event of Default is cured or otherwise ceases to exist.  The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.3.    Liens on Real Property.  In the event that the Borrower or any Guarantor owns or hereafter acquires any real property, the Borrower shall, or shall cause such Guarantor to, execute and deliver to the Administrative Agent a mortgage or deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent (or a security trustee therefor) a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, shall pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall supply to the Administrative Agent at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.4.    Further Assurances.  The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral.  In the event the Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 and 4.2 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then reasonably require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 5.           Definitions; Interpretation.

Section 5.1.    Definitions.  The following terms when used herein shall have the following meanings:

 “Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Act” is defined in Section 13.24 hereof.

“Adjusted LIBOR” is defined in Section 1.4(b) hereof.

“Administrative Agent” means Bank of Montreal, in is capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

 “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 1.14 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 15% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 15% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Funded Debt to EBITDA Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans under revolving credit and Term Credit and Reimbursement Obligations shall be:	Applicable Margin for Eurodollar Loans under Revolving credit and Term Credit and Letter of credit Fee Shall Be:	Applicable Margin for Commitment Fee Shall Be:

IV	Greater than or equal to 2.50 to 1.0	2.75%	3.75%	0.50%

III	Less than 2.50 to 1.0, but greater than or equal to 2.00 to 1.0	2.25%	3.25%	0.50%

II	Less than 2.00 to 1.0, but greater than or equal to 1.50 to 1.0	1.75%	2.75%	0.375%

I	Less than 1.50 to 1.0	1.25%	2.25%	0.375%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after March 31, 2011, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof.  The Applicable Margin shall be established based on the Total Funded Debt to EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply).  If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date.  In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.  In the event that any financial statement or Compliance Certificate delivered pursuant hereto is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders during that period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit any other rights of Agent or the Lenders (including, without limitation, rights under Section 9 hereof), and shall survive until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Application” is defined in Section 1.3(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2(h) hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Cash” means, at any time the same is to be determined, the lesser of (x) $5,000,000 or (y) the available amount of unrestricted cash maintained by the Borrower on deposit with any Lender (or Affiliates of a Lender) in an account subject to a deposit account control agreement in form and substance satisfactory to the Administrative Agent.

“Base Rate” is defined in Section 1.4(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Best Life Purchase Obligation” means the unpaid balance, including principal and interest, of the remaining purchase price for the assets purchased by the Borrower pursuant to the Asset Purchase and Sale Agreement dated as of December 6, 2010, among Best Life Corporation, Bob Greene, and the Borrower.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period.  Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof.  Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.7 hereof.

“Brandeis License” is defined in Schedule 5.1 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP (excluding (i) normal replacements and maintenance which are properly charged to current operations, (ii) any expenditures made with the proceeds of any Disposition permitted under Section 8.10 hereof, to the extent that the proceeds therefrom are permitted to be reinvested pursuant to Section 1.9(b) hereof, (iii) any expenditure made with that portion of the proceeds of the sale or issuance of securities that is not required to be used to prepay the Loans, (iv) expenditures which are contractually required to be, and are, reimbursed in cash by an unrelated third party to the Parent, the Borrower or any of its Subsidiaries during such period of calculation, (v) that portion, if any, of any Permitted Acquisition effected pursuant to Section 8.9(h) hereof which would be required to be accounted for as a capital expenditure in accordance with GAAP, and (vi) capitalized interest).  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Change of Control” means any of (a) the Parent ceases to own legally and beneficially 100%, of the issued and outstanding equity interests of the Borrower, (b) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 35% or more of the outstanding capital stock or other equity interests of the Parent on a fully-diluted basis, (c) the failure of individuals who are members of the board of directors (or similar governing body) of the Parent on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Parent, or (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of the Parent or any Guarantor shall occur.

“Carry Forward Amount” is defined in Section 8.23(c) hereof.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner reasonably acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4 hereof.

“Collateral Documents” means the Security Agreements, the Master Reaffirmation, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

“Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.

“Compliance Certificate” has the meaning set forth in Section 8.5(j) hereof.

“Continuing Lender” is defined in Section 13.26 hereof.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit or the Term Credit.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Debt Service” means, with reference to any period (each a “Test Period”), the sum of (a) all scheduled payments of principal made or to be made during such period with respect to Indebtedness for Borrowed Money of the Parent, the Borrower and its Subsidiaries and, (b) Interest Expense paid in cash for such period.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder (herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Lenders had funded all of their respective Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments.

“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.10(a), 8.10(b), or 8.10(d) hereof.

“Dodd-Frank Act” is defined in Section 10.3(a) hereof.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income and franchise taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) non-cash equity compensation, (e) non-cash warrant expenses, (f) any write off or amortization of deferred financing costs, (g) any other non-recurring expenses, losses and charges reducing Net Income which do not represent a cash item in such period or any future period, and (h) the cumulative effect of changes in accounting principles as required by GAAP; provided that for the purposes of calculating the Total Funded Debt/EBITDA Ratio and the ratio set forth in Section 8.23(b) hereof as of the end of each fiscal quarter of the Parent for the four fiscal quarter period then ended, the EBITDA for any Acquired Business acquired by the Parent or any Subsidiary pursuant to a Permitted Acquisition during such four fiscal quarter period shall be included on a pro forma basis for such four fiscal quarter period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness for Borrowed Money in connection therewith occurred as of the first day of such four fiscal quarter period).

“Effective Date” is defined in Exhibit G hereof.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed, it being understood that an assignment to a competitor of the Borrower or its Subsidiaries is grounds upon which the Borrower may reasonably withhold its approval of such assignability); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Borrower or any of its Subsidiaries and any business ancillary thereto relating to any food, beverage or health related product or service in the functional, healthy, or specialty foods segments, in any channel of distribution.

“Equity Issuance Prepayment Percentage” means either (a) 50%, or (b) 25% if (i) the Borrower’s Total Funded Debt to EBITDA Ratio is less than or equal to 2.00 to 1.0 as evidenced by the Compliance Certificate most recently furnished to the Administrative Agent and the Lenders for the fiscal period ending prior to the date of any equity issuance referred to in Section 1.9(b) (ii) hereof, and (ii) no Default or Event of Default has occurred and is continuing at such time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Cash Flow” means, with respect to any period (without duplication), the amount (if any) by which (a) EBITDA (but determined for such purposes without giving effect to any extraordinary gains or losses) during such period exceeds (b) the sum of (i) Interest Expense payable in cash during such period, plus (ii) federal, state and local income and franchise taxes payable in cash during such period, plus (iii) the aggregate amount of payments required to be made, and actually made, by the Parent, the Borrower and its Subsidiaries during such period in respect of all principal on all Indebtedness of Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made under the Revolving Credit and excluding prepayments of the Term Loans made under Section 1.9 hereof), plus (iv) the aggregate amount of Capital Expenditures made by the Parent, the Borrower and its Subsidiaries during such period to the extent permitted by this Agreement and not financed with proceeds of Indebtedness for Borrowed Money (but excluding credit extended under the Revolving Credit), plus (v) any increases in non-debt, non-cash working capital of the Parent, the Borrower and its Subsidiaries for such period, minus (vi) any decreases in non-debt, non-cash working capital of the Parent, the Borrower and its Subsidiaries for such period.

“Excess Cash Flow Prepayment Percentage” means either (a) 25% or (b) 0% if (i) the Total Funded Debt/EBITDA Ratio for any fiscal year occurring after the date of this Agreement is less than 2.00 to 1.0 as evidenced by the most recent fiscal year-end Compliance Certificate furnished to the Administrative Agent pursuant to Section 8.5(b) hereof, and (ii) no Default or Event of Default has occurred and is continuing at such time.

“Excess Interest” is defined in Section 13.20 hereof.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such provisions).

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 1.4(a) hereof.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Guarantor by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hedging Liability” means the liability of the Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Holder” is defined in Section 13.15(a) hereof.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Increase Date” is defined in Section 1.16 hereof.

“Increase Amendment” is defined in Section 1.16 hereof.

“Incremental Term Loans” is defined in Section 1.16 hereof, and as so defined includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Indemnitee” is defined in Section 13.15(a) hereof.

“Information” is defined in Section 13.25 hereof.

“Intercompany Agreements” means and includes the Management and Administrative Services Agreement and the Tax Sharing Agreement.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Parent, the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan (other than Swing Loans), the last day of every calendar quarter and on the maturity date, and (c) as to any Swing Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the maturity date and (ii) bearing interest by reference to the Swing Line Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swing Loan, and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans or Swing Loans (bearing interest at the Swing Line Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of Eurodollar Loans, 1, 2, 3, or 6 months thereafter and (b) in the case of Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by the Borrower and the Swing Line Lender, provided, however, that:

(i)no Interest Period with respect to any portion of Loans of any type shall extend beyond the final maturity date of such Loans;

(ii)no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal on the Term Loans, unless the sum of (a) the aggregate principal amount of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans that are Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date;

(iii)whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv)for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“L/C Issuer ” means Bank of Montreal (and one or more of its Affiliates) or any other Lender selected by the Borrower and reasonably satisfactory to the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.3(h) hereof.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Bank of Montreal and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.3(a) hereof.

“LIBOR” is defined in Section 1.4(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.  For avoidance of doubt, “Lien” shall not include any license of intellectual property.

“Loan” means any Revolving Loan, Swing Loan, Term Loan or Incremental Term Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Management and Administrative Services Agreement” means that certain Management and Administrative Services Agreement dated May 21, 2007, by and between the Parent and the Borrower.

“Management Fees” means all fees, charges and other amounts (including without limitation salaries and any other compensation such as bonuses, pensions and profit sharing payments) due and to become due to the Parent in consideration for, directly or indirectly, management, consulting or similar services.

“Master Reaffirmation” means, that certain Master Reaffirmation Agreement dated as of March 31, 2011, executed by the Borrower and the Parent.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party the termination of which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person and includes, in any event, the contracts listed on Schedule 5.1.

“Material Plan” is defined in Section 9.1(h) hereof.

“Maximum Cap Ex Amount” is defined in Section 8.23(c) hereof.

“Maximum Rate” is defined in Section 13.20 hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person,  cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person,  cash and cash equivalent proceeds received by or for such Person’s account, net of withholding, FICA and medicare taxes and reasonable transaction fees, including, without limitation, legal, underwriting, brokerage or other customary selling discounts and commissions, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Parent, the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Parent, the Borrower or any of its Subsidiaries, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Parent, the Borrower or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Parent, the Borrower or any of its Subsidiaries during such period.

“New Lenders” is defined in Section 13.26 hereof.

“Non-Conforming Lender” is defined in Section 13.26 hereof.

 “Note” and “Notes” each is defined in Section 1.11 hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.15 hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Original Credit Agreement” is defined in the preliminary statement of this Agreement.

“Parent” is defined in the introductory paragraph of this Agreement.

“Participating Interest” is defined in Section 1.3(e) hereof.

“Participating Lender” is defined in Section 1.3(e) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 11.6 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Permitted Acquisition” means any Acquisition after the Closing Date with respect to which all of the following conditions shall have been satisfied:

(a)the Acquired Business is engaged primarily in an Eligible Line of Business and has its primary operations within the United States of America;

(b)the Acquisition shall not be a Hostile Acquisition;

(c)with respect to any Acquisition for which the amount of Total Consideration exceeds $20,000,000, the financial statements of the Acquired Business shall have been audited by a nationally or regionally recognized accounting firm or such financial statements shall have undergone review of a scope reasonably satisfactory to the Administrative Agent;

(d)the Total Consideration for any individual Acquisition shall not exceed $150,000,000, but there shall be no aggregate cap for Permitted Acquisitions;

(e)the Borrower shall have notified the Administrative Agent not less than 30 days prior to any such Acquisition and furnished to the Administrative Agent at such time reasonable details as to such Acquisition (including sources and uses of funds therefor) and covenant compliance calculations reasonably satisfactory to the Administrative Agent demonstrating satisfaction of the condition described in clause (g) below, and, with respect to any Acquisition for which the amount of Total Consideration exceed $20,000,000, 3-year historical financial information of the Acquired Business on a stand alone basis and 3-year pro forma financial forecasts of the Acquired Business and the Borrower on a consolidated basis after giving effect to the Acquisition (which shall include detail as to revenues, capital expenditures and operating expenses of, and synergies attributable to, the Acquired Business, and such other information as the Administrative Agent may reasonably request, each in form reasonably acceptable to the Administrative Agent);

(f)if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith;

(g)after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.23 hereof on a pro forma basis (including in each case the financial results and projections of the Acquired Business) for the four most recently completed fiscal quarters and for next succeeding four fiscal quarters based on the financial forecasts prepared pursuant to clause (e) above; provided; however that the applicable Total Funded Debt to EBITDA Ratio shall not be greater than 0.25 to 1.0 less than the requirement set forth in Section 8.23(a) hereof for the most recently completed fiscal quarter; and

(h)after giving effect to the Acquisition and any Credit Event in connection therewith, the Borrower shall have Unused Revolving Credit Commitments of not less than (i) $10,000,000 if the Total Consideration is equal to or less than $100,000,000 or (ii) $15,000,000 if the Total Consideration is greater than $100,000,000.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Register” is defined in Section 13.12(b) hereof.

“Reimbursement Obligation” is defined in Section 1.3(c) hereof.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 1.2, 1.3 and 1.7 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased or modified at any time or from time to time pursuant to the terms hereof.  The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $100,000,000 on the date hereof.

“Revolving Credit Termination Date” means November 4, 2015 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.11 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes—Oxley” means the Sarbanes-Oxley Act of 2002, as amended, or any successor statute thereto.

“Security Agreements” means, collectively, that certain Security Agreement and that certain Security Agreement Re: Intellectual Property, each dated the date of this Agreement and each among the Borrower and the Guarantors and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Stock Plan” means that certain Second Amended and Restated Smart Balance, Inc. Stock and Awards plan, effective as of May 21, 2007, established by the Parent, as amended by that certain Amendment 1 to the Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan, effective as of February 15, 2011.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Equity of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligation or liabilities under any Master Agreement.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.7 hereof.

“Swing Line Lender” means Bank of Montreal, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 13.12 hereof.

“Swing Line Lender’s Quoted Rate” is defined in Section 1.7(c) hereof.

“Swing Line Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.7 hereof.

“Swing Note” is defined in Section 1.11 hereof.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement dated as of December 18, 2007, between the Parent and the Borrower.

“Term Credit” means the credit facility for the Term Loans described in Section 1.1(a) hereof.

“Term Loan” is defined in Section 1.1(a) hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof.  The Borrower and the Lenders acknowledge and agree that the Term Loan Commitments of the Lenders aggregate $50,000,000 on the date hereof.

“Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitments represented by such Lender’s Term Loan Commitment or, if the Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans then outstanding.

“Term Note” is defined in Section 1.11 hereof.

“Term Loans” means and includes the Term Loans.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of all scheduled payments related to covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries and other service and consulting fees paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of Indebtedness for Borrowed Money assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Parent and its Subsidiaries at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Parent or any of its Subsidiaries or which the Parent or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Parent or any of its Subsidiaries has otherwise assured a creditor against loss; provided, however, that Total Funded Debt shall not include the mark-to-market value of any Swap Contract on any date prior to the termination of such Swap Contract.

“Total Funded Debt/EBITDA Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of (x) Total Funded Debt of the Parent and its Subsidiaries as of the last day of such fiscal quarter minus Available Cash as of such date to (y) EBITDA of the Parent, and its Subsidiaries for the period of four fiscal quarters then ended.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the then outstanding aggregate principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Equity” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being to preserve the original intent in light of the change such that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder, such that no Event of Default could be declared by the Administrative Agent or the Lenders based on such noncompliance, if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 6.           Representations and Warranties.

Each of the Parent and the Borrower represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer as follows:

Section 6.1.    Organization and Qualification.  The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2.    Parent and Subsidiaries.  The Parent and each Subsidiary are duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.  Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent, the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Parent, the Borrower or another Subsidiary are owned, beneficially and of record, by the Parent, the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.  There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3.    Authority and Validity of Obligations.  The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by the Borrower and each Guarantor have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and each Guarantor enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4.    Use of Proceeds; Margin Stock.  The Borrower shall use the proceeds of the Loans to refinance existing indebtedness, for its general working capital purposes, to fund certain fees and expenses associated with the execution and delivery of this Agreement, and for such other legal and proper general corporate purposes as are consistent with all applicable laws and this Agreement.  Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5.    Financial Reports.   The consolidated balance sheet of the Parent, the Borrower and its Subsidiaries as at December 31, 2010, and the related consolidated statements of income, retained earnings and cash flows of the Parent, the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which consolidated financial statements are accompanied by the audit report of Ehrhardt Keefe Steiner & Hottman PC, independent public accountants, heretofore furnished to the Administrative Agent and the Lenders, (a) fairly present in all material respects the consolidated financial condition of the Parent, the Borrower and its Subsidiaries as of said date and the consolidated results of their operations and cash flows for the period then ended and (b) were prepared in conformity with GAAP applied on a consistent basis for the period covered thereby.  None of the Borrower, the Parent or any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6.    No Material Adverse Change.  Since December 31, 2010, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or any Guarantor except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7.    Full Disclosure.  The written statements and written information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents (excluding written statements and written information furnished in connection with negotiation of the Original Credit Agreement) and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein in light of the circumstances in which they were made not misleading; provided, however, the Administrative Agent and the Lenders acknowledge that as to any projections furnished to the Administrative Agent and the Lenders, (a) the Borrower represents and warrants that the projections delivered to the Administrative Agent on or about February 17, 2011 were prepared on the basis of information and estimates the Borrower believed to be reasonable on the Closing Date, (b) the Borrower only represents that the projections delivered after the Closing Date were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time of delivery of any projections to the Administrative Agent and the Lenders, and (c) projections as to future events are not to be viewed as facts or guaranties of future performance and that actual results during the period or periods covered by such projections may differ from the projected results and that such difference may be material.

Section 6.8.    Trademarks, Franchises, and Licenses.  The Parent, the Borrower and their Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, in each case where the failure to own, possess or use the same could reasonably be expected to have a Material Adverse Effect.

Section 6.9.    Governmental Authority and Licensing.  The Parent, the Borrower and their Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Parent or the Borrower, threatened, and such revocation or denial could reasonably be expected to have a Material Adverse Effect.

Section 6.10.    Good Title.  The Parent, the Borrower and their Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Parent, the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof and further subject only to defects of title as could not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.11.    Litigation and Other Controversies.  There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Parent or the Borrower threatened, against the Parent, the Borrower or any Subsidiary or any of their Property which, individually or in the aggregate have a reasonable likelihood of an adverse determination and, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 6.12.    Taxes.  All tax returns required to be filed by the Parent the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and all taxes, assessments, fees, and other governmental charges upon the Parent, the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except those of which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  Neither the Parent nor the Borrower knows of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts, except as otherwise disclosed in Schedule 6.12 hereof.  Adequate provisions in accordance with GAAP for taxes on the books of the Parent, the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13.    Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Guarantor of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14.    Affiliate Transactions.  None of the Parent, the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates with less favorable material terms and conditions to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15.    Investment Company.  None of the Parent, the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16.    ERISA.  Except as could not be reasonably be expected to have a Material Adverse Effect, the Parent and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  None of the Parent, the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17.    Compliance with Laws.  The Parent, the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except in instances in which (a) a requirement of any such law, rule or regulation is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply with any such laws rule or regulation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  None of the Parent, the Borrower nor any Subsidiary has actual knowledge that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.18.    OFAC.  (a) Each of the Parent and the Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of the Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) each of the Parent and the Borrower has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding the Parent, the Borrower and its Affiliates and Subsidiaries  necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the best of the Parent’s and the Borrower’s knowledge, none of the Parent, the Borrower nor any of their Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 6.19.    Other Agreements.  None of the Parent, the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement (including any Material Contract) of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.20.    Solvency.  The Parent, the Borrower and their Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.21.    No Default.  No Default or Event of Default has occurred and is continuing.

Section 6.22.    No Broker Fees.  Except for consulting fees or success fees payable to a consultant, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 7.           Conditions Precedent.

The obligation of each Lender to advance any Loan or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1.    All Credit Events.  At the time of each Credit Event hereunder:

(a)each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date in which case they shall be true and correct as of such earlier date;

(b)no Default or Event of Default shall exist or would occur as a result of such Credit Event;

(c)in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.6 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(d)such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section; provided, however, that any of the Lenders with Revolving Credit Commitments may, in their sole discretion, continue to make advances under the Revolving Credit, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 7.2.    Conditions to Amendment and Restatement.  The obligation of the Administrative Agent and each Lender to amend and restate the Original Credit Agreement pursuant hereto is subject to the following conditions precedent:

(a)the Administrative Agent shall have received this Agreement duly executed by the Borrower and its Subsidiaries, as Guarantors, the Parent, as a Guarantor and the Lenders;

(b)if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;

(c)the Administrative Agent shall have received the Master Reaffirmation duly executed by the Parent, the Borrower and its Subsidiaries, together with, to the extent not previously delivered to the Administrative Agent, (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary (66% of such capital stock in the case of any Foreign Subsidiary as provided in Section 4.2 hereof) as of the Closing Date, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Subsidiary executed in blank and undated, (iii) UCC financing statements to be filed against the Parent, the Borrower and each Subsidiary, as debtor, in favor of the Administrative Agent, as secured party, (iv) patent, trademark, and copyright collateral agreements to the extent requested by the Administrative Agent, and (v) deposit account, securities account, and commodity account control agreements to the extent requested by the Administrative Agent;

(d)to the extent not previously delivered to the Administrative Agent, the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as lender’s loss payee and additional insured;

(e)the Administrative Agent shall have received copies of (i) the Parent’s, the Borrower’s and each Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, (ii) to the extent not previously delivered to the Administrative Agent, each Material Contract and any amendments thereto and (iii) to the extent not previously delivered to the Administrative Agent, the Intercompany Agreements, certified in each instance by its Secretary or Assistant Secretary;

(f)the Administrative Agent shall have received copies of resolutions of the Parent’s, the Borrower’s and each Subsidiary’s Board of Directors (or similar governing body) and the Borrower’s stockholders authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Parent’s the Borrower’s and each Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(g)the Administrative Agent shall have received copies of the certificates of good standing for the Parent, the Borrower and each Subsidiary (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(h)the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(i)the Administrative Agent shall have received the initial fees called for by Section 2.1 hereof;

(j)the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(k)      the Administrative Agent shall have received the favorable written opinion of counsel to the Parent, the Borrower and each Subsidiary, in form and substance satisfactory to the Administrative Agent;

(l)the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for the Borrower; and

(m)     the Administrative Agent shall have received satisfactory evidence that (i) EBITDA for the twelve fiscal months ended December 31, 2010 was not less than 28,000,000, (ii) the Total Funded Debt to EBITDA Ratio based on its EBITDA for the twelve fiscal months ended December 31, 2010, calculated on a pro forma basis after giving effect to the initial Credit Event hereunder, is not greater than 2.25 to 1.0.

Section 8.            Covenants.

Each of the Parent and the Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1.    Maintenance of Business.  Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof.  Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2.    Maintenance of Properties.  Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.3.    Taxes and Assessments. Each of the Parent and the Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.4.    Insurance. Each of the Parent and the Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each of the Parent and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses.  Each of the Parent and the Borrower shall in any event maintain, and cause each Guarantor to maintain, insurance on the Collateral to the extent required by the Collateral Documents.  Each of the Parent and the Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate and endorsement setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section for the protection of the Administrative Agent’s and the Lenders’ Collateral interest as they may appear.

Section 8.5.    Financial Reports.  Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, for further distribution to each Lender, the L/C Issuer and each of their duly authorized representatives such information respecting the business and financial condition of the Parent, the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent, the Lenders, and L/C Issuer:

(a)as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Parent, the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Parent, the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(b)as soon as available, and in any event no later than 90 days after the last day of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Parent, the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Parent, the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Ehrhardt Keefe Steiner & Hottman PC or another firm of independent public accountants of recognized national standing, selected by the Parent and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Parent, the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances and which opinion shall not include any explanatory paragraph expressing substantial doubt as to going concern status;

(c)within the period provided in subsection (b) above, to the extent reasonably available at no incremental cost to the Parent or the Borrower, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d)promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Parent’s the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e)promptly after the sending or filing thereof, copies of each financial statement, and any material report, notice or proxy statement sent by the Parent, the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Parent, the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f)promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Subsidiary, or its business;

(g)as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s consolidated business plan for the following fiscal year, such business plan to show the Borrower’s projected consolidated revenues, expenses and balance sheet on a quarterly basis, such business plan to be in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such business plan);

(h)notice of any Change of Control;

(i)promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Default or Event of Default hereunder, (iii) any material breach or material default by any party to any Material Contract, or (iv) the termination of any Material Contract; and

(j)with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E (each a “Compliance Certificate”) signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Parent, the Borrower or any Subsidiary to remedy the same.  Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.23 hereof.

Section 8.6.    Inspection.  Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, the L/C Issuer, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent, such Lenders, and L/C Issuer the finances and affairs of the Parent, the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender or L/C Issuer may designate and, with reasonable prior notice to the Borrower; provided, however, that in the absence of an Event of Default, such visits shall be limited to once per fiscal year in the aggregate for the Administrative Agent and the Lenders coordinated through the Administrative Agent.

Section 8.7.    Borrowings and Guaranties. Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money or other indebtedness, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Parent, the Borrower and the Guarantors owing to the Administrative Agent and the Lenders (and their Affiliates);

(b)purchase money indebtedness and Capitalized Lease Obligations of the Parent, the Borrower and its Subsidiaries in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding;

(c)obligations of the Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(d)endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e)intercompany advances from time to time owing by any Subsidiary to the Parent or another Subsidiary or by the Parent to a Subsidiary in the ordinary course of business;

(f)unsecured indebtedness of the Parent, the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(g)indebtedness relating to documentary letters of credit obtained in the ordinary course of business having an aggregate face amount of not more than  $3,000,000 at any time; and

(h)indebtedness arising from agreement of the Borrower or any of its Guarantors providing for indemnification, “earn-out” obligations, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any Subsidiary or assets permitted under Section 8.10 or any investment permitted under Section 8.9 (in each case, to the extent that such Indebtedness was included in determining the amount of such Disposition or Investment for purposes of such Section).

(i)(i) guaranties of the Borrower or any Guarantor in respect of indebtedness or other obligations otherwise permitted hereunder of the Borrower or any other Guarantor, and (ii) guaranties by Subsidiaries that are not Guarantors of obligations of the Parent, the Borrower or its Subsidiaries;

(j)indebtedness in respect of bid, performance, appeal or surety bonds issued for the account of the Parent, the Borrower or any of its Subsidiaries in the ordinary course of business, surety and other obligations incurred in the ordinary course of business in connection with workers’ compensation, social security, unemployment insurance and other social security legislation;

(k)indebtedness in respect of netting services or overdraft protection or in connection with deposit accounts or securities accounts maintained with financial institutions or from any arrangement relating to the provision of treasury, depositary or cash management services or automated clearinghouse transfer of funds, in each case incurred in the ordinary course of business;

(l)Indebtedness for Borrowed Money of any Person that becomes a Subsidiary after the Closing Date in a transaction permitted under this Agreement;  provided that such Indebtedness for Borrowed Money exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; provided further, that the aggregate principal amount of Indebtedness for Borrowed Money permitted by this clause (l) shall not exceed $2,500,000 at any time outstanding (together with any refinancings, refundings, extensions or renewals allowed pursuant to 8.7(m) hereof);

(m)indebtedness which represents a refinancing, replacement, refunding, extension or renewal of any of the indebtedness described in clause (l);  provided that (A) any such refinancing, replacement, refunding, extension or renewal indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of indebtedness being renewed, replaced, refunded, extended or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing, replacement, refunding, extension or renewal indebtedness has a maturity date that is after the maturity of the Loans, and a weighted average life to maturity longer than or equal to that of the indebtedness being renewed, replaced or refinanced and (C) the covenants, events of default and other material terms and provisions thereof (including any guaranties thereof, but excluding pricing and call protection, which shall be on market terms for similar financings) shall be, in the aggregate no less favorable to the Parent or its Subsidiaries or to the interests of the Administrative Agent and the Lenders than those contained in the indebtedness being renewed, refinanced, refunded or extended;

(n)indebtedness not in excess of $5,000,000 at any time outstanding at any time consisting of trade payables overdue for more than 90 days but which are being contested in good faith in the ordinary course of businesses and as to which adequate reserves are being maintained in accordance with GAAP; and

(o)indebtedness evidenced by the Best Life Purchase Obligation as in effect on the date hereof in an aggregate amount not in excess of $5,500,000.

Section 8.8.    Liens.  Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Parent, the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b)mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves with respect thereto are maintained on the books of such Person;

(c)judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding related to such judgments, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Parent, the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $2,000,000 at any one time outstanding;

(d)Liens on equipment of the Parent, the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Parent, the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e)any interest or title of a lessor under any operating lease;

(f)easements, covenants, rights-of-way, restrictions (including without limitation, zoning restrictions), licenses, encroachments, building codes, land use laws, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Parent, the Borrower or any Subsidiary;

(g)Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents;

(h)leases or subleases granted to other Persons in the ordinary course of business of the Borrower and the Guarantors;

(i)(i) licenses or sublicenses of intellectual property on fair market terms granted to other Persons in the ordinary course of business of the Borrower and its Subsidiaries and (ii) licenses of intellectual property on fair market terms (A) in jurisdictions outside the United States which licenses may be exclusive as to a particular geographical area outside the United States and (B) in the United States which licenses may be exclusive as to a particular new or undeveloped market or product or as to non-retail channels of distribution;

(j)any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any  license or lease agreement entered into in the ordinary course of business of the Borrower and the Guarantors;

(k)Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances permitted under Section 8.7(g) provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(l)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to such assets on deposit in one or more accounts maintained by the Borrower or any Guarantor, in each case arising in the ordinary course of business in favor of the depository institutions with which such accounts are maintained, securing amounts owing to such depository institutions with respect to such account arrangements;

(m)Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to the Borrower or any Guarantor; and

(n)pledges or deposits to secure the performance of bid, trade contracts and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of like nature incurred in the ordinary course of business.

Section 8.9. Investments, Acquisitions, Loans and Advances.  Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances, entertainment, relocation and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)investments in commercial paper rated at least P-1 (or its equivalent) by Moody’s or at least A-1 (or its equivalent) by S&P, in each case, maturing within one year of the date of issuance thereof;

(c)investments in time deposits, certificates of deposit or bankers acceptances issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)investments in repurchase obligations with a term of not more than 180 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)investments in money market funds that invest, and which are restricted by their respective charters to invest in investments, not less than 95% of which are of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)the Borrower’s investments from time to time in its Subsidiaries, the Parent’s investments from time to time in the Borrower or another Guarantor, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g)intercompany advances made from time to time by the Parent or a Subsidiary to another Subsidiary or by a Subsidiary to the Borrower in the ordinary course of business;

(h)Permitted Acquisitions;

(i)investments consisting of extensions of credit in the nature of account receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j)guaranties permitted by Section 8.7 hereof;

(k)investments by the Borrower in interest rate, foreign currency and commodity hedging agreements permitted by Section 8.7(c) hereof;

(l)investments made as a result of consideration received in connection with a disposition of assets permitted by Section 8.10 hereof;

(m)investments of any Person that becomes a Subsidiary after the date hereof; provided that (i) such investments exist at the time such person is acquired;  (ii) such investments are not made in anticipation or contemplation of such person becoming a Subsidiary and (iii) such investments are not directly or indirectly recourse to any of the Parent, the Borrower or any of its Subsidiaries or any of their respective assets, other than the Person that becomes the Subsidiary;

(n)prepaid expenses or lease, utility and other similar deposits, in each case in the ordinary course of business; and

(o)other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $20,000,000 in the aggregate at any one time outstanding; provided, however, that not more than $7,500,000 of such amount may be outstanding at any time in the form of investments, loans and advances in or to any Foreign Subsidiary or joint ventures organized under the laws of a jurisdiction outside the United States of America.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10.    Mergers, Consolidations and Sales.  Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a)the sale, lease or other disposition of inventory in the ordinary course of business;

(b)the sale, transfer, lease or other disposition of Property of the Borrower and its Guarantors to one another in the ordinary course of its business;

(c)the merger of any Guarantor or Subsidiary with and into the Borrower or any other Guarantor or Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger;

(d)the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e)the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or the Guarantor, has become obsolete, worn out or unusable, and which is disposed of in the ordinary course of business;

(f) the license or sublicense of any of its Property permitted under Section 8.8(i) hereof;

(g)dispositions of equipment or real property to the extent the Borrower complies with Section 1.9(b)(i) hereof;

(h)   dispositions of property by any Subsidiary to the Borrower or any Guarantor,

(i) abandonment or termination in the ordinary course of business of items of intellectual property and licenses of intellectual property (excluding any Material Contract) not otherwise permitted by this Section that are not individually or in the aggregate material to the business of the Borrower and its Subsidiaries;

(j) dividends in compliance with Section 8.12 hereof;

(k)any sale, transfer, assignment or other disposition resulting from any condemnation of any Property of the Borrower or any Guarantor;

(l) dispositions or use of cash in the ordinary course of business;

(m)dispositions, discounts or forgiveness of accounts receivable of financially troubled debtors in connection with the collection or compromise thereof in the ordinary course of business;

(n)sales of non-core assets acquired in connection with an acquisition permitted under Section 8.9 hereof;

(o)the sale, transfer, lease or other disposition of Property of the Borrower or any Guarantor (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Guarantors not more than $500,000 during any fiscal year of the Borrower;

(p)disposition of Property that does not use (i) the “Earth Balance”, “Smart Balance” or “Best Life” trademark or (ii) technology that is subject to any license agreement existing on the date hereof; and

(q)the expiration of the Brandeis License, which by its terms, expires with respect to the United States in April, 2015.

Section 8.11.    Maintenance of Subsidiaries.  Neither the Parent nor the Borrower shall assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 8.10(c) above.

Section 8.12.    Dividends and Certain Other Restricted Payments.  Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same, or (c) directly or indirectly pay Management Fees (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent:

(i)  the making of dividends or distributions by any Subsidiary to the Borrower;

(ii)dividend payments from the Borrower to the Parent in an amount not to exceed 75,000,000 in the aggregate during the term of this Agreement, for the purpose of making common equity repurchases; provided, however, that such dividend payments shall be allowed only to the extent that (A) no Default or Event of Default has occurred and is continuing immediately prior to or would arise as a result of any such dividend payment, (B) the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Total Funded Debt/EBITDA Ratio (calculated on a pro forma basis to give effect to such dividend payment) shall be 0.25 to 1.0 less than the then applicable covenant compliance level as set forth in Section 8.23(a) hereof and that the other financial covenants set forth in Section 8.23 (b) hereof will be satisfied as set forth therein after giving effect to such dividend payment and (C) the Administrative Agent shall have received satisfactory evidence that after giving effect to such dividend payment and any Credit Event made in connection therewith, the Borrower shall have Unused Revolving Credit Commitments of at least $10,000,000;

(iii)cash dividends and distributions to the Parent for the purpose of permitting the Parent to pay federal and state income taxes, franchise taxes and other taxes, fees and assessments to the extent attributable to the business of the Borrower or any Subsidiary;

(iv)dividends and distributions from the Borrower to the Parent (or payments on behalf of the Parent) to permit the Parent to (A) make payments consisting of salary, benefits and other compensation to its employees, directors and officers, (B) pay audit fees, legal fees, financing fees, costs of obtaining directors’ and officers’ liability insurance, and costs directly associated with Sarbanes-Oxley compliance and (C) pay other public company costs and overhead fees and expenses that are incurred in the ordinary course of business; and

(v)payments required to be made under the Management and Administrative Services Agreement and the Tax Sharing Agreement, without giving effect to any amendment to either of such agreements unless consented to in writing by the Administrative Agent.

Section 8.13.    ERISA.  Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect on or result in the imposition of a Lien against any of its Property.  Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Parent, the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Parent, the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14.    Compliance with Laws.  Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where (a) such requirements are being contested in good faith by appropriate proceedings diligently conducted, or (b) any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

Section 8.15.    Compliance with OFAC Sanctions Programs. (a) Except as could reasonably be expected to not have a Material Adverse Effect, each of the Parent and the Borrower shall at all times materially comply with the requirements of all OFAC Sanctions Programs applicable to the Parent and the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b)Each of the Parent and the Borrower shall provide the Administrative Agent, the L/C Issuer, and the Lenders any material information regarding the Parent, the Borrower, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(c)If the Borrower obtains actual knowledge or receives any written notice that the Parent, the Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrower hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 8.16.    Burdensome Contracts With Affiliates. Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.17.    No Changes in Fiscal Year.  The fiscal year of the Parent, the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis without the prior written consent of the Administrative Agent.

Section 8.18.    Formation of Subsidiaries.  Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

Section 8.19.    Change in the Nature of Business.  (a) Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Parent, the Borrower or any Subsidiary would be changed from the Eligible Line of Business.

(b)     The Parent shall not engage in any business activities other than (i) ownership of the equity interests of the Borrower, (ii) activities incidental to maintenance of its corporate existence, equityholder ownership and ownership of the Borrower and its Subsidiaries, (iii) performance of its obligations, if any, under the Intercompany Agreements, (iv) participating in tax, accounting and other administrative activities as the parent of a consolidated group of companies, including Borrower, (v) the performance or obligations under the Loan Documents, (vi) the payment of dividends and distributions to the extent permitted under Section 8.12 hereunder, (vii) issuance of common equity interests, (viii) issuance of preferred stock (A) in connection with a rights plan provided such preferred stock does not contain requirements for the payment in cash, of dividends or other cash distributions on a date earlier than 180 days after the maturity of the Loans and contains covenants no more restrictive in any respect than the covenants afforded the Administrative Agent and the Lenders hereunder, or (B) on terms and conditions reasonably acceptable to Administrative Agent, (ix) Permitted Acquisitions, (x) formation of subsidiaries (provided that such subsidiary agrees to execute a joinder agreement agreeing to be bound by the terms of this Agreement), and (xi) activities incidental to the business activities described in (i) through (x) above.

Section 8.20.   Use of Proceeds.  The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.21.   No Restrictions.  Except as provided herein, neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to:  (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Parent, the Borrower or any other Subsidiary, (c) make loans or advances to the Parent, the Borrower or any other Subsidiary, (d) transfer any of its Property to the Parent, the Borrower or any other Subsidiary, or (e) guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 8.22.  Hedge Agreements.  Not later than the date 90 days following the first date on which the LIBOR Index Rate equals or exceeds 2.00% for 20 of the last 30 consecutive Business Days, the Administrative Agent shall have received evidence that the Borrower has entered into interest rate hedging agreements on a principal amount of the Term Loan reasonably acceptable to the Lenders (but not less than 25% of the Term Loans outstanding at such time) through the use of one or more interest rate swaps, interest rate caps, interest rate collars or other recognized interest rate hedging arrangements, with the foregoing to effectively limit the amount of interest that the Borrower must pay on notional amounts of not less than such portion of the Term Loan to not more than a rate reasonably acceptable to the Lenders for a period of the lesser of (a) two (2) years or (b) six (6) months prior to maturity of the Loans, such hedging arrangements to be with the Lenders, their respective Affiliates or other parties reasonably acceptable to the Administrative Agent; provided, however, that if the outstanding principal balance of the Term Loan is less than $30,000,000, the Borrower shall not be required to enter into any such agreements.

Section 8.23.   Financial Covenants.  (a) Total Funded Debt/EBITDA Ratio.  As of the last day of each fiscal quarter of the Parent ending during the relevant period set forth below, the Parent and the Borrower shall not permit the Total Funded Debt/EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period:

From and Including	To and Including	Total Funded Debt/EBITDA Ratio shall not be greater than:

the date hereof	December 30, 2012	3.25 to 1.0

December 31, 2012	and as of the last day of each fiscal quarter ending thereafter	3.00 to 1.0

(b)Debt Service Coverage Ratio.  As of the last day of each fiscal quarter of the Parent, the Parent and the Borrower shall maintain a ratio of (i) EBITDA for the four fiscal quarters of the Parent then ended to (ii) Debt Service for the same four fiscal quarters then ended of not less than 2.00 to 1.00.

(c)Capital Expenditures.  Neither the Parent nor the Borrower shall, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures in an amount in excess of $6,000,000 (the “Maximum Cap Ex Amount”) in the aggregate during any fiscal year; provided that if the Parent, the Borrower and the Subsidiaries expend less than the Maximum Cap Ex Amount in any fiscal year the Maximum Cap Ex Amount for the next succeeding fiscal year of the Parent, the Borrower and the Subsidiaries (but only the next succeeding fiscal year) shall be increased by the excess of the Maximum Cap Ex Amount for the preceding fiscal year over the amount actually expended by the Parent, the Borrower and their Subsidiaries during such preceding fiscal year (the “Carry Forward Amount”).  Any Capital Expenditures made during any fiscal year shall be deemed to be made first from amounts that are not Carry Forward Amounts from a prior fiscal year and only when such amounts are used in full shall any Carry Forward Amounts be used. The parties hereto acknowledge and agree that the total Carry Forward Amount for the fiscal year 2010 shall be $4,700,000.

Section 8.24.   Operating Accounts.  Each of the Parent, the Borrower and their Subsidiaries shall maintain with the Administrative Agent (or one of its Affiliates) or another Lender or one of its Affiliates as its primary depository bank, including for its principal operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business; provided that at all times from and after the Closing Date, such accounts are subject to deposit account control agreements in favor of Administrative Agent on terms reasonably satisfactory to Administrative Agent, including that, upon the occurrence and during the continuation of an Event of Default, no other party other than the Administrative Agent, including the Borrower, shall otherwise have control over such deposit account.

Section 8.25.   Amendment, Etc. of  Intercompany Agreements.  Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to (a) amend, modify or change in any manner any term or condition of any Intercompany Agreement or give any consent, waiver or approval thereunder or (b) waive any default under or any breach of any term or condition of any Intercompany Agreement, except in each case as could not, in the good faith judgment of the Administrative Agent, reasonably be expected to be material and adverse to the Lenders; provided, however, that any Person that becomes a Subsidiary after the date hereof may become a party to the Intercompany Agreements, or agreements of same or similar effect upon the terms and conditions contained in such Intercompany Agreements on the date hereof.

Section 8.26.   Material Contracts.  Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in accordance with its terms in full force and effect, enforce each such Material Contract in accordance with its terms, except to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and cause each of its Subsidiaries to do so.

Section 8.27.   Foreign Intellectual Property.  If as of the last day of any fiscal quarter of the Parent, net revenues from sales in jurisdictions outside the United States of America during the four fiscal quarter period ended on such date exceeds 5% of the total net revenues of the Parent and its Subsidiaries for such period, the Borrower and each Guarantor shall promptly execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect Liens on all patents, patent licenses, trademarks, trademark licenses and other intellectual property in each case registered in the applicable jurisdictions giving rise to such net revenues; provided, however, that no such grant or perfection of Liens shall be required with respect to any single jurisdiction giving rise to net revenues less than $100,000 in such four fiscal quarter period.

Section 9.    Events of Default and Remedies.

Section 9.1.    Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of five (5) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b)default in the observance or performance of any covenant set forth in Sections 8.1, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.17, 8.19, 8.20, 8.21, 8.23, 8.25 or 8.26 (except, with respect to Section 8.26, solely to the extent such default is set forth in clause (c)(iii) of this Section 9.1) hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)(i) default in the observation or performance of the covenant set forth in Section 8.5 hereof which is not remedied within five (5) days after such failure, (ii) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (x) the date on which such failure shall first become known to any officer of the Borrower or (y) written notice thereof is given to the Borrower by the Administrative Agent or (iii) default in the observation or performance by the Borrower of Section 8.26 hereof resulting solely from the Borrower’s failure to perform and observe all of the terms and provisions of any Material Contract which is not remedied within the earlier of (x) 30 days or (y) the date on which such default gives rise to the ability of the non-defaulting party thereunder to terminate the applicable Material Contract;

(d)any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, after giving effect to any applicable notice and cure period provided therein, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Parent, the Borrower or any Subsidiary aggregating in excess of $5,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due, subject to any applicable grace period (whether by demand, lapse of time, acceleration or otherwise);

(g)(i) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Parent, the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $5,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgments, writs or warrants remain undischarged, unvacated, unbonded or unstayed for a period of 30 consecutive days;

(h)the Parent, the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due, after the expiration of any grace period, an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Parent, the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Parent, the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)any Change of Control shall occur;

(j)the Parent, the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k)a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Parent, the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 9.2.     Non-Bankruptcy Defaults.  When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.  The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3.     Bankruptcy Defaults.  When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4.     Collateral for Undrawn Letters of Credit.  (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.9(b), Section 1.15, Section 9.2 or Section 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability).  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer.  If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.9(b) and Section 1.15 hereof, if any, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists and, in the case of Section 1.15 hereof, the Defaulting Lender Period with respect to the relevant Defaulting Lender has terminated, and (ii) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 9.5.     Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 10.     Change in Circumstances.

Section 10.1.   Change of Law.  Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans.  The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2.   Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3.   Increased Cost and Reduced Return.  (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation (and for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer  Protection Act and all regulation, guidelines or directives in connection therewith (the “Dodd-Frank Act”) and all guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority)  (“BASEL III”) is deemed to have been adopted and gone into effect after the date hereof), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)shall subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office or the L/C Issuer imposed by the jurisdiction in which such Lender’s or the L/C Issuer’s principal executive office or Lending Office is located); or

(ii)shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 15 Business Days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

(b)If, after the date hereof, any Lender, the L/C Issuer, or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy (and for purposes of this Agreement, each of the Dodd-Frank Act and BASEL III is deemed to have been adopted and gone into effect after the date hereof), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or L/C Issuer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or L/C Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or L/C Issuer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or L/C Issuer to be material, then from time to time, within 15 Business Days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer for such reduction.

(c)A certificate of a Lender or L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined.  In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

(d)Notwithstanding the foregoing, the Borrower shall not be required to compensate such Lender pursuant to this Section for any increased costs or reductions (i) incurred more than three (3) months prior to the date that such Lender notifies the Borrower in writing of the increased costs or reductions and of such Lender’s intention to claim compensation thereof; provided, further that if the change in law giving rise to such increased costs or reduction is retroactive, then the three (3) month period referred to above shall be extended to include the period of retroactive effect thereof, or (ii) which such Lender does not charge to similarly situated customers operating in similar business segments.

Section 10.4.   Lending Offices.  Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.  To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5.   Discretion of Lender as to Manner of Funding.  Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 11.   The Administrative Agent.

Section 11.1.   Appointment and Authorization of Administrative Agent.  Each Lender and the L/C Issuer hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The Lenders and L/C Issuer expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.

Section 11.2.   Administrative Agent and its Affiliates.  The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents.  The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).

Section 11.3.   Action by Administrative Agent.  If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof.  The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5.  Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders.  Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Borrower.  In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4.   Consultation with Experts.  The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5.   Liability of Administrative Agent; Credit Decision.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents:  (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents.  The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.  Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents.  It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 11.6.   Indemnity.  The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence, bad faith, or willful misconduct of the Administrative Agent, its directors, officers, employees, agents, or representatives.  The obligations of the Lenders under this Section shall survive termination of this Agreement.  The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent, any L/C Issuer, or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a L/C Issuer or Swing Line Lender to be remitted by the Administrative Agent to of for the account of such L/C Issuer or Swing Line Lender, as applicable), but shall not be entitled to offset against amounts owed to the Administrative Agent, any L/C Issuer or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7.   Resignation of Administrative Agent and Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrower.  Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder.  Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.  If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear.

Section 11.8.   L/C Issuer and Swing Line Lender.  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder.  The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

Section 11.9.   Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements.  By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Guarantor has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof.  In connection with any such distribution of payments and collections, or any request for the release of the Guaranties and the Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties and Liens.

Section 11.10.   Designation of Additional Agents.  The Administrative Agent shall, in consultation with the Borrower, have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11.   Authorization to Release or Subordinate or Limit Liens.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(b) and 8.8(d) hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations and, if then due, Hedging Liability and Funds Transfer and Deposit Account Liability.

Section 11.12.   Authorization to Enter into, and Enforcement of, the Collateral Documents.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders.  Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) or L/C Issuer, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) or L/C Issuer shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates.

Section 12.   The Guaranties.

Section 12.1.  The Guaranties.  To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parent and each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guaranties jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding).  In case of failure by the Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 12.2.  Guarantee Unconditional.  The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c)any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d)the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e)any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f)any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g)any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h)any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3.   Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full.  If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4.   Subrogation.  Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit.  If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5.   Waivers.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 12.6.   Limit on Recovery.  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7.   Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8.   Benefit to Guarantors.  The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9.   Guarantor Covenants.  Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

Section 13.   Miscellaneous.

Section 13.1.   Withholding Taxes.  (a) Payments Free of Withholding.  Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income or franchise taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer, and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, L/C Issuer, or the Administrative Agent (as the case may be) would have received had such withholding not been made.  If the Administrative Agent, the L/C Issuer, or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent, the L/C Issuer or such Lender for that payment within 15 Business Days after demand in the currency in which such payment was made.  If the Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender, the L/C Issuer or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)U.S. Withholding Tax Exemptions.  Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender or L/C Issuer and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).  Thereafter and from time to time, each Lender and L/C Issuer shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender or L/C Issuer and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations.  Upon the request of the Borrower or the Administrative Agent, each Lender and L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(c)Inability of Lender to Submit Forms.  If any Lender or L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify the Borrower and Administrative Agent of such fact and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d)Compliance with FATCA.  Additionally, each Lender that is organized under the laws of a jurisdiction other than the United States shall comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

Section 13.2.   No Waiver, Cumulative Remedies.  No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3.   Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4.   Documentary Taxes.  The Borrower agrees to pay within 15 Business Days after demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5.   Survival of Representations.  All representations and warranties made in this Agreement or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6.   Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7.   Sharing of Set-Off.  Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that (i) if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest, and (ii) the provisions of this Section 13.7 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, Term Loans or Swing Loans to any assignee or participant, other than to any Affiliates thereof (as to which the provisions of this Section 13.7 shall apply).  For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8.   Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrower, any Guarantor, the Administrative Agent or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to the Borrower or any Guarantor:	to the Administrative Agent and L/C Issuer:

Smart Balance, Inc.	Bank of Montreal
115 West Century Road, Suite 260	115 South LaSalle Street
Paramus, New Jersey 07652-1432	Chicago, Illinois 60603
Attention: Chief Financial Officer	Attention: Phil Langheim
Telephone: (201) 568-9300	Telephone: (312) 461-7746
Telecopy: (201) 568-6374	Telecopy: (312) ____________

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9.     Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10.   Successors and Assigns.  This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations.  The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.

Section 13.11.   Participants.  Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant.  Any agreement pursuant to which such participation  is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest.  Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 10.3 hereof.

Section 13.12.   Assignments.  (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.  (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, or $1,000,000, in the case of any assignment in respect of any Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:

(a)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(b)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(c)the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(d)the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv)Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to the Borrower or the Parent.  No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries or to any Defaulting Lender.

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

(b)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank or central bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d)Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line.  In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender.  If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.7 hereof.

Section 13.13.   Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or by the Administrative Agent with consent of the Required Lenders), and (c) if the rights or duties of the Administrative Agent, the L/C Issuer, or the Swing Line Lender are affected thereby, the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as applicable; provided that:

(i)no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder (it being understood that the amendment or waiver of any mandatory prepayment requirement set forth in Section 1.9(b) hereof shall not constitute a reduction of the amount of, or postponement of, any scheduled payment of principal), or (C) extend the Revolving Credit Termination Date applicable to any Lender’s Revolving Credit Commitment without the consent of such Lender;

(ii)no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.13, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii)no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

Section 13.14.   Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15.   Costs and Expenses; Indemnification.  (a) The Borrower agrees to pay all reasonable and documented costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of a single counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches.  The Borrower agrees to pay to the Administrative Agent, the L/C Issuer and each Lender, and any other holder of any Obligations outstanding hereunder (each such Person being called a “Holder”), all costs and expenses reasonably incurred or paid by any such Holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder).  The Borrower further agrees to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all fees and disbursements of a single counsel for all Indemnitees (unless there is, in the reasonable judgment of the Administrative Agent, a conflict of interest, in which case each such party with such conflict of interest shall be entitled to retain separate principal counsel and local counsel in each appropriate jurisdiction) and all expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence, bad faith or willful misconduct of the party claiming indemnification.  The Borrower, upon demand by the Administrative Agent, the L/C Issuer or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer or such Lender for any legal or other expenses (including, without limitation, all fees and disbursements of a single counsel for all such Indemnitees) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence, bad faith or willful misconduct of the party to be indemnified.  To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b)The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct, bad faith or gross negligence of the relevant Indemnitee.  This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification.  This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each Indemnitee and its successors and assigns.

Section 13.16.   Set-off.  In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 1.15 hereof and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.17.   Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18.   Governing Law.  This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 13.19.   Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20.   Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any Guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21.   Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 13.22.   Lender’s and L/C Issuer’s Obligations Several.  The obligations of the Lenders and L/C Issuer hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 13.23.   Submission to Jurisdiction; Waiver of Jury Trial.  The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The Borrower, the Guarantors, the Administrative Agent, the L/C Issuer and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 13.24.   USA Patriot Act.  Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Act.

Section 13.25.  Confidentiality.  Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) including in connection with pledges and assignments permitted under Section 13.12(c) hereof, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any of the Subsidiaries or from any other Person on behalf of the Parent, the Borrower or any Subsidiary relating to the Parent, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Parent, the Borrower or any of its Subsidiaries or from any other Person on behalf of the Parent, the Borrower or any of the Subsidiaries.

Section 13.26.   Amendment and Restatement.  This Agreement shall become effective on the Closing Date and shall supersede all provisions of the Original Credit Agreement as of such date.  From and after the Closing Date, (a)(i) the commitments of those Lenders under the Original Credit Agreement that are continuing as Lenders under this Agreement (the “Continuing Lenders”) shall be amended as set forth on Schedule 1 hereto and (ii) the commitments of those “Lenders” under the Original Credit Agreement that are not continuing as Lenders under this Agreement (the “Non-Continuing Lenders”) shall automatically be terminated and cease to have any further force or effect without further action by any Person, and shall be replaced with the respective Commitments of such Continuing Lenders and of those Lenders party to this Agreement that were not “Lenders” under the Original Credit Agreement immediately prior to the Closing Date (the “New Lenders”); (b) all outstanding “Loans” of the Non-Continuing Lenders shall be repaid in full (together with all interest accrued thereon and amounts payable pursuant to Section 1.12 of the Original Credit Agreement in connection with such payment, and all fees accrued under the Original Credit Agreement through the Closing Date) on the Closing Date (and the Borrower shall pay to each Continuing Lender all amounts, if any, payable pursuant to Section 1.12 of the Original Credit Agreement as if the outstanding Loans had been prepaid on the Closing Date); and (c) all outstanding “Loans” of the Continuing Lenders and all interests in outstanding “Letters of Credit” under the Original Credit Agreement shall remain outstanding as the initial Loans and Letters of Credit hereunder.

The Continuing Lenders and New Lenders each agree to make such purchases and sales of interests in the Loans and L/C Obligations outstanding on the Closing Date between themselves so that each Continuing Lender and New Lender is then holding its relevant Percentage of outstanding Loans and risk participation interests in outstanding L/C Obligations based on their Commitments as in effect after giving effect hereto (such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith), with all subsequent extensions of credit under this Agreement (including, without limitation, participations in respect of all Swing Loans and Letters of Credit) to be made in accordance with the respective Commitments of the Lenders from time to time party to this Agreement as provided herein.  All references made to the Original Credit Agreement in any Loan Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.  This Agreement amends and restates the Original Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Original Credit Agreement or the indebtedness, obligations and liabilities of the Borrower or any Guarantor evidenced or provided for thereunder.

[Signature Pages to Follow]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

GFA Brands, Inc.

By	/s/ Alan S. Gever
	Name:	Alan S. Gever
	Title:	Executive Vice President, Chief
Financial Officer, Treasurer and
Assistant Secretary

“Guarantors”

Smart Balance, Inc.

By	/s/ Alan S. Gever
	Name:	Alan S. Gever
	Title:	Executive Vice President, Chief
Financial Officer, Treasurer and
Assistant Secretary

[Signature Page to Amended and Restated Credit Agreement]

“Administrative Agent and L/C Issuer ”

Bank of Montreal, as L/C Issuer and as
Administrative Agent

By	/s/ Pam Schwartz
	Name	Pam Schwartz
	Title	Director

[Signature Page to Amended and Restated Credit Agreement]

“Lenders”

Bank of Montreal

By	/s/ Pam Schwartz
	Name	Pam Schwartz
	Title	Director

[Signature Page to Amended and Restated Credit Agreement]

General Electric Capital Corporation, as
a Lender

By	/s/ Jun Young
	Name:	Jun Young
	Title:	Duly Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

GE Capital Financial Inc., as a Lender

By	/s/ Woodrow Broaders
	Name:	Woodrow Broaders
	Title:	Duly Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

Union Bank, N.A.

By	/s/ Thomas Lass
	Name:	Thomas Lass
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

Siemens Financial Services, inc.

By	/s/ David Kantes
	Name:	David Kantes
	Title:	Senior Vice President and Chief Risk Officer

By	/s/ Daniel Olivencia
	Name:	Daniel Olivencia
	Title:	VP, Lending Operations

[Signature Page to Amended and Restated Credit Agreement]

Fifth Third Bank

By	/s/ Marc Crady
	Name:	Marc Crady
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

KeyBank National Association

By	/s/ Shibani Faehnle
	Name:	Shibani Faehnle
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

ING Capital LLC

By	/s/ Daniel W. Lamprecht
	Name:	Daniel W. Lamprecht
	Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement]

Exhibit A

Notice of Payment Request

[Date]

[Name of Lender]
[Address]

Attention:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 31, 2011, among GFA Brands, Inc., the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”).  Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.  [The Borrower has failed to pay its Reimbursement Obligation in the amount of $____________.  Your Revolver Percentage of the unpaid Reimbursement Obligation is $_____________] or [__________________________ has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $_______________.  Your Revolver Percentage of the returned Reimbursement Obligation is $_______________.]

Very truly yours,

as L/C Issuer

By
Name
Title

Exhibit B

Notice of Borrowing

Date:  ____________, ____

To:
Bank of Montreal, as Administrative Agent for the Lenders parties to that certain Amended and Restated Credit Agreement dated as of March 31, 2011 (as extended, renewed, amended or restated from time to time, the“Credit Agreement”), among GFA Brands, Inc., the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, GFA Brands, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

1.The Business Day of the proposed Borrowing is ___________, ____.

2.The aggregate amount of the proposed Borrowing is $______________.

3.The Borrowing is being advanced under the [Revolving] [Term] Credit.

4.The Borrowing is to be comprised of $___________ of [Base Rate] [Eurodollar] Loans.

[5.The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b)no Default or Event of Default exists or would result from such proposed Borrowing.

By
Name
Title

Exhibit C

Notice of Continuation/Conversion

Date:  ____________, ____

To:
Bank of Montreal, as Administrative Agent for the Lenders parties to that certain Amended and Restated Credit Agreement dated as of March 31, 2011 (as extended, renewed, amended or restated from time to time, the“Credit Agreement”) among GFA Brands, Inc., the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, GFA Brands, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.The conversion/continuation Date is __________, ____.

2.The aggregate amount of the [Revolving] [Term] Loans to be [converted] [continued] is $______________.

3.The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4.[If applicable:]  The duration of the Interest Period for the [Revolving] [Term] Loans included in the [conversion] [continuation] shall be _________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b)no Default or Event of Default exists, or would result from such proposed [conversion] [continuation].

By
Name
Title

Exhibit D-1

Term Note

U.S. $_______________	____________, _______

For Value Received, the undersigned, GFA Brands, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to _________________________ (the “Lender”) or its registered assigns at the principal office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Term Loans made or maintained by the Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 1.8(a) of the Credit Agreement, commencing on March 31, 2010, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Term Notes referred to in the Amended and Restated Credit Agreement dated as of March 31, 2011, among the Borrower, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

By
Name
Title

Exhibit D-2

Revolving Note

U.S. $_______________	____________, _______

For Value Received, the undersigned, GFA Brands, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to ____________________ (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement dated as of March 31, 2011, among the Borrower, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

By
Name
Title

Exhibit D-3

Swing Note

U.S. $_______________	____________, ____

For Value Received, the undersigned, GFA Brands, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to ___________________ (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of _______________________________ Dollars ($____________) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Amended and Restated Credit Agreement dated as of March 31, 2011, among the Borrower, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

By
Name
Title

Exhibit E

GFA Brands, Inc.

Compliance Certificate

To:	Bank of Montreal, as Administrative Agent under, and the Lenders and L/C Issuer parties to, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent, the L/C Issuer, and the Lenders pursuant to that certain Amended and Restated Credit Agreement dated as of March 31, 2011, among us, Smart Balance, Inc., the direct and indirect Subsidiaries of the Borrower from time to time party thereto, as Guarantors, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1.I am the duly elected ____________ of GFA Brands Inc.;

2.I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete in all material respects as of the date and for the periods covered thereby, provided that with respect to any quarterly statements delivered, such statements are subject to normal year-end audit adjustments and the absence of footnotes; and

5.The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

GFA Brands, Inc.

By
Name
Title

Schedule I
to Compliance Certificate

GFA Brands, Inc.

Compliance Calculations
for Amended and Restated Credit Agreement
dated as of March 31, 2011

Calculations as of _____________, _______

A. Total Funded Debt/EBITDA Ratio (Section 8.23(a))

1.Total Funded Debt	$___________

2.Available Cash	___________

3.Line A1 minus A2	___________

4.Net Income for past 4 quarters	___________

5.Interest Expense for past 4 quarters	___________

6.Income and franchise taxes for past 4 quarters	___________

7.Depreciation and Amortization Expense for past 4 quarters	___________

8.Non-cash equity compensation for past 4 quarters	___________

9.Non-cash warrant expenses for past 4 quarters	___________

10. Write off or amortization of deferred financing costs for past 4 quarters	___________

11. Cumulative effect of changes in accounting principles as required by GAAP	___________

12. Other non-cash, non-recurring expenses	___________

13. Pro forma adjustments related to Permitted Acquisitions	___________

14. Sum of Lines A4, A5, A6, A7, A8, A9, A10, A11, A12 and A13 (“EBITDA”)	___________

15. Ratio of Line A3 to A14	____:1.0

16. Line A15 ratio must not exceed	____:1.0

17. The Borrower is in compliance (circle yes or no)	yes/no

B. Debt Service Coverage Ratio (Section 8.23(b))

1.Net Income for past 4 quarters	$___________

2.Interest Expense for past 4 quarters	$___________

3.Income and franchise taxes for past 4 quarters	$___________

4.Depreciation and Amortization Expense for past 4 quarters	$___________

5.Non-cash equity compensation for past 4 quarters	___________

6.Non-cash warrant expenses for past 4 quarters	___________

7.Write off or amortization of deferred financing costs for past 4 quarters	___________

8.Cumulative effect of changes in accounting principles as required by GAAP	___________

9.Other non-cash, non-recurring expenses	___________

10. Pro forma adjustments related to Permitted Acquisitions	___________

11. Sum of lines B1, B2, B3, B4, B5, B6, B7, B8, B9 and B10 (“EBITDA”)	$___________

12. Principal payments for past 4 quarters	$___________

13. Interest Expense paid in cash for past 4 quarters	$___________

14. Sum of Lines B12 and B13	$___________

15. Ratio of Line B11 to Line B14	____:1.0

16. Line B15 ratio must not be less than	2.0:1.0

17. The Borrower is in compliance (circle yes or no)	yes/no

C. Capital Expenditures (Section 8.23(c))

1.Year-to-date Capital Expenditures	$___________

2.Maximum permitted amount	$___________

3.The Borrower is in compliance (circle yes or no)	yes/no

Exhibit F

Additional Guarantor Supplement
______________, ___

Bank of Montreal, as Administrative Agent for the Lenders and L/C Issuer parties to the Amended and Restated Credit Agreement dated as of March 31, 2011, among GFA Brands, Inc., as Borrower, the Guarantors referred to therein, the Lenders and L/C Issuer parties thereto from time to time, and the Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above.  Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof.  The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 12 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent, the L/C Issuer, or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours,

[Name of Subsidiary Guarantor]

By
Name
Title

Exhibit G

Assignment and Acceptance

Dated _____________, _____

Reference is made to the Amended and Restated Credit Agreement dated as of March 31, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among GFA Brands, Inc., the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

______________________________________________________ (the “Assignor”) and _________________________ (the “Assignee”) agree as follows:

1.The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations.

2.The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(a), and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

4.As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them.  It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5.The effective date for this Assignment and Acceptance shall be ___________ (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.  It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account  of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

6.Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8.This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[Assignor Lender]

By
Name
Title

[Assignee Lender]

By
Name
Title

Accepted and consented this
   ____ day of _____________

GFA Brands, Inc.

By
Name
Title

Accepted and consented to by the Administrative
    Agent and L/C Issuer this ___ day of ________

Bank of Montreal,
  as Administrative Agent and L/C Issuer

By
Name
Title

Annex I
to Assignment and Acceptance

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

Facility Assigned	Aggregate Commitment/Loans For All Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

Revolving Credit	$_____________	$_____________	_____%

Term Loan	$_____________	$_____________	_____%

Exhibit H

Increase Request

_______________, ____

To:	Bank of Montreal, as Administrative Agent under Credit Agreement described below

Ladies and Gentlemen:

The undersigned, GFA Brands, Inc. (the “Borrower”), hereby refers to the Amended and Restated Credit Agreement dated as of March 31, 2011, among the Borrower, the Guarantors party thereto, the Lenders and L/C Issuer party thereto and you (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”) and requests that the Administrative Agent consent to a(n) [increase in the aggregate Revolving Credit Commitments][making of Incremental Term Loans] (the “Increase”), in accordance with Section 1.16 of the Credit Agreement, to be effected by [an increase in the Revolving Credit][the making of an Incremental Term Loan] of/by [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement].  Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Increase, the [Revolving Credit Commitment][Incremental Term Loan] of the [Lender] [New Lender] shall be $_____________.

[Include paragraphs 1-4 for a New Lender]

              1.The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder.  The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement.  The New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the credit worthiness of the Borrowers or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

              2.Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

              3.The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

              4.[The New Lender has delivered, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in Section 13.1 of the Credit Agreement.]

This Agreement shall be deemed to be a contractual obligation under, and shall be governed by and construed in accordance with, the laws of the state of Illinois.

The Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 1.16 of the Credit Agreement, but not in any case prior to ___________________, ____.  It shall be a condition to the effectiveness of the Increase that all expenses referred to in Section 1.16 of the Credit Agreement shall have been paid.

The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

Please indicate the Administrative Agent’s consent to such Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

By
Name
Title

[New or Existing Lender increasing
commitments or making incremental
term loans]

By
Name
Title

The undersigned hereby consents on this __
day of __________________ to the
above-requested Increase

Bank of Montreal, as Administrative Agent

By
Name
Title

Schedule 1

Commitments

Name of Lender	Term Loan Commitment	Revolving Credit Commitment
Bank of Montreal	$8,000,000.00	$16,000,000
General Electric Capital Corporation	$7,833,333.33	$9,556,666.67
GE Capital Financial, Inc.	$0	$6,110,000.00
Union Bank, N.A.	$7,833,333.33	$15,666,666.67
Siemens Financial Services, Inc.	$7,833,333.33	$15,666,666.67
Fifth Third Bank	$7,833,333.33	$15,666,666.67
KeyBank National Association	$6,000,000.00	$12,000,000.00
ING Capital LLC	$4,666,666.68	$9,333,333.32
Total	$50,000,000	$100,000,000

Schedule 5.1

Material Contracts

Manufacturing Agreement by and between Kagome Creative Foods, Inc. and GFA Brands, Inc. dated February 23, 2011.

Amended and Restated Manufacturing Agreement by and between Ventura Foods, LLC and GFA Brands, Inc. effective January 1, 2011.

License Agreement between Brandeis University and GFA Brands, Inc. licensing U.S. Patent Nos. 5,578,334, 5,843,497, 5,874,117 and 6,630,192, U.S. Patent Application No. 10/434,907, Canadian Patent No. 2,173,545, European Patent No. 0820307 and any patent applications claiming priority any of the above and all reissues, reexaminations, divisionals, continuations and continuation in part thereof dated June 18, 1996 for natural or genetically selected or engineered vegetable oils, blends thereof or any oil-based foods, providing a balance of saturated and polyunsaturated fatty acids to increase HDL and the HDL/LDL ratio in human serum, including bulk oils and blended shortening compositions containing palm oil and/or any fractionated product thereof or palm kernel oil, combined with corn oil and Addendum 1, 2 and 3 to the license agreement dated December 11, 1996, April 25, 2006 and October 10, 2008 (the "Brandeis License").

Schedule 6.2

Subsidiaries

None.

Schedule 6.12

Taxes

The Internal Revenue Service is conducting an audit of Borrower’s federal income tax returns for the period January 1, 2008, through December 31, 2009.